Hashdex Commodities Trust 8-K

Exhibit 16.1

taitweller.com

April 8, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Hashdex Commodities Trust (the “Trust”) under Item 4.01 of its Form 8-K dated April 8 2026 and we have the following comments:

(i)	We agree with the statements made in Item 4.01(a) insofar as they pertain to our firm; and
(ii)	We are not in a position to agree or disagree with the statements contained in Item 4.01(b).

Very truly yours,

/s/ Tait, Weller & Baker LLP

Tait Weller • Philadelphia Office • O: 215.979.8800 • F: 215.979.8811 • Two Liberty Place • 50 S. 16th Street • Suite 2900 • Philadelphia, PA 19102-2529